UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 2, 2014
Date of Report (Date of Earliest Event Reported)

IntelGenx Technologies Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31187	870299034
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

6425 Abrams, Ville St- Laurent, Quebec, Canada	H4S 1X9
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Appointment of Certain Officers.

IntelGenx today announced that its Board of Directors has unanimously appointed Dr. Horst G. Zerbe to serve as the Company’s President and Chief Executive Officer. Dr. Zerbe has served as interim President and CEO since July 15, 2014.

Dr. Zerbe (67) has more than 30 years’ experience in the pharmaceutical industry. Dr. Zerbe is the Chairman of the Board of Directors, Founder of IntelGenx, and former President and Chief Executive Officer of the Company. He retired from the positions of President and Chief Executive Officer effective December 31, 2013, a position that he held since April 2006. In addition, Dr. Zerbe served as the President, Chief Executive Officer and Director of IntelGenx Corp., our Canadian Subsidiary, from 2005 until December 31, 2013. From 1998 to 2005, he served as the President of Smartrix Technologies Inc. in Montreal; prior thereto, from 1994 to 1998, he was Vice President of R&D at LTS Lohmann Therapy Systems in West Caldwell, NJ. Dr. Zerbe has extensive executive level experience, and has been responsible for many strategic and business initiatives. Dr. Zerbe has been involved in new drug development and the acquisition and disposition of new drug candidates and other technology, licensing and distribution matters that are likely to affect our company’s own business efforts. He has published numerous scientific papers in recognized journals and holds over 30 patents. Dr. Zerbe is married to Ingrid Zerbe, the Company’s Corporate Secretary.

Item 8.01 Other Events.

On October 2, 2014, the Company issued a press release announcing the appointment of Dr. Horst G. Zerbe as President and Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit	Description
99.1	Press Release dated October 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: October 2, 2014	By: /s/ J. Bernard Boudreau
J. Bernard Boudreau
Vice Chairman of the Board of Directors